EXHIBIT 5.1

411 E. Bonneville Ave Unit#150 Las Vegas • NV • 89101 Tel (702) 520-8888 | Fax (702) 935-5888

October 16, 2026

Cenntro Inc.

33 Wood Avenue South, Suite 600, PMB #3572

Iselin, New Jersey 08830

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Cenntro Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (Registration No. 333-292994) (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are delivering this opinion letter in connection with the prospectus supplement filed by the Company with the Commission on October 13, 2026 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”). The Prospectus Supplement relates to the offer and sale by the Company, from time to time, of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $100,000,000 (the “Shares”), covered by the Registration Statement.

The Shares are being offered and sold to or through Pacific Century Securities, LLC, as sales agent (the “Sales Agent”), pursuant to that certain Sales Agreement, dated October 9, 2026, by and between the Company and the Sales Agent (the “Sales Agreement”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Sales Agreement.

In rendering the opinion set forth herein, we have reviewed the following:

1. the Sales Agreement;

2. the Registration Statement;

3. the prospectus dated February 12, 2026 forming part of the Registration Statement;

4. the Prospectus Supplement;

5. the Articles of Incorporation of the Company, together with the amendments and amended and restated articles filed with the Nevada Secretary of State through July 22, 2026;

411 E. Bonneville Ave Unit#150 Las Vegas • NV • 89101 Tel (702) 520-8888 | Fax (702) 935-5888

6. the Amended and Restated Bylaws of the Company;

7. the Unanimous Written Consent of the Board of Directors of the Company, dated October 9, 2026 (the “Resolutions”), relating to, among other matters, the authorization of the Sales Agreement, the offering and the issuance of the Shares;

8. the Certificate of Status in Good Standing issued by the Nevada Secretary of State on September 29, 2026; and

9. the Officer’s Certificate of the Company, dated October 16, 2026, certifying, among other matters, the continuing effectiveness and completeness of the foregoing corporate documents and the Company’s capitalization as of October 16, 2026.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and other documents as we have deemed necessary or appropriate for purposes of this opinion. We have relied upon certificates of public officials and officers of the Company with respect to the accuracy of factual matters contained therein.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all corporate records and certificates reviewed by us.

We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above except to the extent expressly identified herein. We have assumed that, at each time Shares are issued pursuant to the Sales Agreement, the Company will have a sufficient number of duly authorized and unissued shares of common stock available for issuance, the Resolutions will remain in full force and effect, and the consideration received by the Company for each Share will not be less than the par value thereof.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, it is our opinion that the Shares have been duly authorized and, when issued and sold by the Company in accordance with the Sales Agreement, the Prospectus Supplement and the Resolutions, and upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinion expressed above concerns only the effect of the laws of the State of Nevada, excluding its conflict-of-laws principles, as currently in effect. We express no opinion with respect to federal securities laws, the securities or “blue sky” laws of any state, the rules or regulations of the Nasdaq Capital Market, or the laws of any jurisdiction other than the State of Nevada.

411 E. Bonneville Ave Unit#150 Las Vegas • NV • 89101 Tel (702) 520-8888 | Fax (702) 935-5888

We assume no obligation to supplement or update this opinion if any applicable law changes after the date hereof or if we become aware of facts or circumstances that might change the opinion expressed herein after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

The opinion expressed in this letter is rendered as of the date hereof, is expressly limited to the matters set forth above, and no opinion may be inferred or implied beyond the matters expressly stated herein.